Exhibit 99




TVI Corporation
                ________________________________________________________________
                7100 Holladay Tyler Road, Suite 300 o Glenn Dale, Maryland 20769
                                           Tel: 301-352-8800 o Fax: 301-352-8818


                TVI Corporation Second Quarter Sales Increase 51%
                         Operating Income Increases 36%

GLENN DALE, MD -- August 5, 2004 -- TVI Corporation (OTC BB: TVIN), today announced that sales increased 51% to $10.2 million for the second quarter ended June 30, 2004, compared to $6.8 million for the same period last year. Operating income increased 36% to $2.7 million for the three months ended June 30, 2004, from $2.0 million for the same period last year. TVI Corporation is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies.

Sales increased 51% to $18.8 million for the first six months of 2004, compared to $12.4 million for the same period in 2003. Operating income increased 39% to $5.3 million for the first half of 2004, from $3.8 million for the first half of 2003.

Net income increased 40% to $1.7 million or $0.060 per basic share and $0.057 per diluted share for the second quarter of 2004, compared to $1.2 million or $0.045 per basic share and $0.042 per diluted share for the same period last year. Net income increased 44% to $3.4 million or $0.120 per basic share and $0.113 per diluted share for the six month period ended June 30, 2004, compared to $2.4 million or $0.087 per basic share and $0.080 per diluted share for the same period last year.

Gross margins (gross profit as a percentage of net sales) were 48% for the second quarter of 2004, compared to 50% for the first half of 2004, 51% for the second quarter of 2003 and 52% for the full year of 2003. The slight decline in gross margins was due primarily to a change in allocation of facilities, occupancy and insurance costs, which increased overhead costs. In 2003 these costs were charged to General and Administrative expenses.

Operating margins were 27% for the second quarter of 2004, compared to 28% for the first half of 2004, 30% for the second quarter of 2003 and 30% for the full year of 2003. The operating margin decline was due primarily to increased expenditures on product development and the integration of CAPA into TVI's operations.

TVI Corporation continues to improve its cash position and operate with no long-term debt. During the first half of the year the Company generated $3.6 million in cash flow from operations. The Company invested $1.6 million of this in fixed and intangible assets. Cash increased $2.7 million for the first half of 2004. Cash at June 30, 2004 was $10.3 million.




"TVI plans to use its significant cash position and cash from operations to expand into complimentary areas of our growing market segments," stated Rick Priddy, CEO of TVI Corporation. "We have a considerable customer base throughout the world and understand the need for first responder systems and have developed products to meet the requirements of hospitals' in-patient isolation and surge capacity. We have already seen results from our CAPA acquisition and it is our mission to grow as a world-class homeland security systems provider through leadership in developing and supplying rapidly deployable first responder systems for hospitals, fire departments, police and military."

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Orders  received,  but not  shipped  through  the last week of July  2004,  were approximately $7 million. The Homeland Security budget for 2004 is expected to grow in the 25% to 35% range and TVI expects sales growth in this year to match the industry's growth rate.

"We continue to see large follow-on orders for decontamination systems and hospital related shelters from existing customers," Priddy stated. "We are also encouraged from the number of agencies that have standardized on our platform in recent months. Many of these standardizations are accompanied by small initial orders, however, they set the stage for larger orders for decon systems, hospital surge capacity shelters and patient isolation systems."

The Company will host a conference call at 5:00 PM (EDT) today, August 5, 2004, to discuss the Company's second quarter results. The call will be hosted by Rick Priddy. Investors can listen to the call by dialing (877) 692-2592 (Domestic) or
(973) 582-2700 (International) or logging onto:

Real Player Live HTTP:        //orion.calleci.com/servlet/estreamgetevent?id=4096&FOLDER=WEBSTREAM
Windows Media Live HTTP:      //orion.calleci.com/servlet/estreamgetevent?id=4098&FOLDER=WEBSTREAM

The conference call may include "forward-looking statements," as described below. A web replay will be available for two months on the archive web sites noted below. No other replay will be available.

Real Player Archive HTTP:     //orion.calleci.com/servlet/estreamgetevent?id=4097&FOLDER=WEBSTREAM
Windows Media Archive HTTP:   //orion.calleci.com/servlet/estreamgetevent?id=4099&FOLDER=WEBSTREAM
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About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a leading supplier of rapid deployment shelters and chemical/biological decontamination systems for the military, public health, and first response agencies. TVI is also a primary source to the military for thermal targets and thermal decoys. TVI's stock trades on the OTC Bulletin Board under the symbol "TVIN."

The TVI designation is a service mark of TVI Corporation. Any other company and product names mentioned above are trade names and/or trademarks of their respective owners.

Information contained in this press release constitutes forward-looking statements within the meaning of the securities laws and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as "should", "believes", expects", "might result", and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; our ability to respond to changes in the counter-terrorism, military, public safety, and first responder communities; adverse changes in governmental regulations; expected costs or charges, certain of which may be outside the control of the Company; the time and costs involved in the marketing and promotion for our products; the possible cancellation of existing orders for our products; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company's Annual Report to Stockholders, 10-KSB, 10-QSB, and other SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements.

For more information concerning TVI, please visit us at: www.tvicorp.com.


Contact:     TVI Corporation, Glenn Dale, Maryland

             Richard Priddy, CEO                                  301-352-8800

             Mike Frank, Investor Relations                       201-659-0101
             mike@mikefrankassociates.com



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                                 TVI CORPORATION
                              STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED        SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                   2004        2003        2004        2003
                                                ---------   ---------   ---------   ---------
NET SALES                                          10,238       6,784      18,831      12,438

COST OF SALES                                       5,316       3,292       9,392       5,766
                                                ---------   ---------   ---------   ---------

GROSS PROFIT                                        4,922       3,492       9,439       6,672

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES        2,189       1,489       4,119       2,831
                                                ---------   ---------   ---------   ---------

OPERATING INCOME                                    2,733       2,003       5,320       3,841
                                                ---------   ---------   ---------   ---------

OTHER INCOME (EXPENSE)                                 13           5          28          10
                                                ---------   ---------   ---------   ---------

INCOME BEFORE INCOME TAXES                          2,746       2,008       5,348       3,851

INCOME TAXES                                        1,013         774       1,933       1,487
                                                ---------   ---------   ---------   ---------

NET INCOME                                          1,733       1,234       3,415       2,364
                                                =========   =========   =========   =========


EARININGS PER COMMON SHARE - BASIC                  0.060       0.045       0.120       0.087

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                28,729      27,230      28,520      27,155

EARNINGS PER COMMON SHARE - DILUTED                 0.057       0.042       0.113       0.080

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                              30,397      29,328      30,342      29,439
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                                TVI CORPORATION
                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                      JUNE 30,     DECEMBER 31,
                                                        2004           2003
                                                    ------------   ------------
(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                 10,315          7,592
Accounts receivable                                        4,297          4,214
Inventories                                                2,549          2,028
Deferred tax assets                                          386            386
Prepaid expenses & other current assets                      419            352
                                                    ------------   ------------
       Total Current Assets                               17,966         14,572
                                                    ------------   ------------

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net                         1,638            638
                                                    ------------   ------------

OTHER ASSETS
Goodwill                                                     523           --
Patents, net                                                  94            109
Other Assets                                                  48             24
                                                    ------------   ------------
      Net Other Assets                                       665            133
                                                    ------------   ------------

TOTAL ASSETS                                              20,269         15,343
                                                    ============   ============


LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                           1,698          1,145
Accrued liabilities                                        2,328          2,058
                                                    ------------   ------------
     Total Current Liabilities                             4,026          3,203
                                                    ------------   ------------

TOTAL LIABILITIES                                          4,026          3,203
                                                    ------------   ------------

STOCKHOLDERS' EQUITY
Stock                                                        344            332
Additional paid in capital                                13,497         12,821
Retained earnings (deficit)                                2,402         (1,013)
                                                    ------------   ------------
TOTAL STOCKHOLDERS' EQUITY                                16,243         12,140
                                                    ------------   ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                  20,269         15,343
                                                    ============   ============